Exhibit 99.1

One Progress Plaza, Suite 2400, St. Petersburg, FL 33701

NEWS FOR IMMEDIATE RELEASE

First Advantage Contacts:
John Lamson	Renee Svec
Chief Financial Officer and Executive Vice President	Director - Corporate Communications
727.214.3411, ext. 214	727.214.3411, ext. 212
jlamson@fadv.com	rsvec@fadv.com

FIRST ADVANTAGE CORPORATION ACQUIRES THE ALAMEDA COMPANY

— Adds Scale to Existing Business Tax Credit and Incentives Services —

ST. PETERSBURG, Fla., Oct. 13 2004—First Advantage Corporation (NASDAQ: FADV), a leading risk mitigation and business solutions provider, today announced the acquisition of The Alameda Company, an Alameda, Calif.-based business tax credits and incentives consulting firm. This purchase provides First Advantage’s existing tax credits and incentives operation, CIC Enterprises of Indianapolis, IN, with expanded market penetration and a physical presence to support west coast customers and sales initiatives.

The Alameda Company assists employers by identifying employment-related tax incentive programs available to them under both federal and state legislation, including Work Opportunity Tax Credits (WOTC), Welfare to Work (WtW), and location-based incentive programs. Alameda subsequently processes the time-consuming, cumbersome paperwork and monitors the progress with the appropriate government agency for the benefit of its clients. Founded in 1982, Alameda has developed a loyal customer following and is a well-established provider nationwide.

Earlier this month, President George Bush signed into law the middle-class tax bill (HR1308), which included retroactive WOTC and WtW provisions. As a result, clients of Alameda and CIC Enterprises will be able to claim credit on certified individuals hired between January 1, 2004 and December 31, 2005. In anticipation of the programs’ renewal, both companies continued to screen and prepare incentives applications to minimize processing backlog for their clients.

Business tax credits and incentives services are frequently sold into the human resources department of a business. Likewise, a large percentage of First Advantage customers are also in human resources and purchase numerous services offered by the company, including employment background screening, substance abuse testing and other occupational health services. The client synergies between these First Advantage business lines create an interesting cross sell opportunity for First Advantage.

“Our growth strategy at First Advantage drives us to pursue best-in-class companies to add depth to existing business lines, while creating new avenues to introduce our other services,” said John Long, president and chief executive officer of First Advantage Corporation. “As a worthy competitor of the past, we are pleased to have Alameda join our tax credits and incentives unit and look forward to serving more of their clients’ human resources and risk related needs.”

“The Alameda management team is very excited to become part of First Advantage and to share resources with CIC Enterprises. We are most confident that our clients will quickly appreciate the benefits of this new relationship as we deliver enhanced services to meet their demands,” said Phil Ownbey, president of The Alameda Company.

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First Advantage Corporation Acquires The Alameda Company

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) provides best-in-class single-source solutions for global risk mitigation and enterprise and consumer screening needs. Incorporating state-of-the-art technology, proprietary systems and data resources, First Advantage is a leading provider of employment background screening, drug-free workplace programs and other occupational health testing, employee assistance programs, resident screening, motor vehicle records, investigative services, computer forensics and electronic discovery services, supply chain security, corporate tax and incentive services, and consumer location services. First Advantage ranks among the top three companies in all of its major business lines. First Advantage is headquartered in St. Petersburg, Fla., and has more than 1,700 employees in offices throughout the United States and abroad. Further information about the company is available at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a Fortune 500 company that traces its history to 1889. First American is the nation’s largest data provider, supplying businesses and consumers with information resources in connection with the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

This press release contains statements relating to future results of the company that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, cross selling opportunities, First Advantage acquisition strategy, and Alameda’s future contribution to earnings. These forward-looking statements, and other forward-looking statements contained in other public disclosures of the company, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the company’s control). Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: general volatility of the capital markets and the market price of the company’s Class A common stock; the company’s ability to successfully raise capital; the company’s ability to identify and complete acquisitions and successfully integrate businesses it acquires; changes in applicable government regulations; the degree and nature of the company’s competition; increases in the company’s expenses; continued consolidation among the company’s competitors and customers; unanticipated technological changes and requirements; and the company’s ability to identify suppliers of quality and cost-effective data. Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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